Exhibit 11

                    COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except
 per share amounts)
                                  June 17, 1995         June 18, 1994
PRIMARY
NET INCOME                           $ 76,397              $ 65,956
WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
     COMMON STOCK OUTSTANDING         483,597               483,707
     STOCK OPTIONS                          0                     0

                                      483,597               483,707

PRIMARY EARNINGS PER SHARE*          $  .1580              $  .1364

FULLY DILUTED
NET INCOME                           $ 76,397              $ 65,956
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003       1,614                 1,614
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                        $ 78,011              $ 67,570

WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
      COMMON STOCK OUTSTANDING        483,597               483,707
      STOCK OPTIONS                        41                    15
      SHARES ISSUABLE UPON
      CONVERSION OF 5% CONVERTIBLE
      SUBORDINATED DEBENTURES DUE
      2003 (AS OF DATE OF ISSUE
        JUNE 14, 1993)                 14,557                14,557
                                      498,195               498,279

FULLY DILUTED EARNINGS PER SHARE*    $  .1566              $  .1356


(*)Note: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.






                                   -27-